UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) – May 27, 2005

Correctional Properties Trust

(Exact name of Registrant as specified in its declaration of trust)

Maryland	1-14031	65-0823232

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3300 PGA Blvd., Suite 750, Palm Beach Gardens, Florida 33410
(Address and zip code of principal executive offices)

(561) 630-6336
(Registrant’s telephone number, including area code)

Not Applicable
(Former name, former address and former fiscal
year if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

•	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

•	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

•	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

•	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 27, 2005, Correctional Properties Trust (the “Company” or “CPT”) amended the terms of its lease agreement with The GEO Group, Inc. (“GEO”), dated January 15, 1999, relating to the Lawton Correctional Facility. Pursuant to this First Amendment to Lease Agreement (the “Amended Lease”), CPT completed the acquisition of an existing 300-bed expansion to the Lawton Correctional Facility in Lawton, Oklahoma from GEO. The acquisition was completed using cash on hand, and no debt was incurred. However, the facility is subject to a mortgage under the Company’s existing bank credit facility. The purchase price was $3.5 million. The Amended Lease also provides for the Company to fund up to $23 million for a new 600-bed expansion to be constructed onto the existing medium-security prison.

Upon completion, CPT will own the entire 2,518-bed facility, comprised of the original 1,500 beds, the original 118 administrative beds, the newly acquired 300-bed expansion, and the 600-bed expansion to be constructed. The facility will continue to be leased to GEO to house adult, male inmates for the Oklahoma Department of Corrections.

CPT is not obligated to fund more than $23 million of the costs for the 600-bed expansion. CPT may however, with no obligation to do so, advance more than $23 million if it so elects, with the additional costs reflected accordingly in the Amended Lease. If CPT elects not to fund the costs, if any, in excess of $23 million, GEO shall be responsible for any such costs. The 600-bed expansion is a build-to-suit project, with GEO providing design and development expertise.

GEO is currently paying the Company a lease rate of 11.08 percent on the original 1,500-bed facility, which remains unchanged as a result of this transaction. The acquired 300-bed expansion will now be leased to GEO at an initial rate of 9.5 percent. This will result in a blended-lease rate for the 1,918-bed facility (which includes 118 adult segregation beds) of approximately 10.96 percent with annual lease escalators at CPI, not to exceed 4 percent annually. The new 600-bed expansion will also be leased to GEO at an initial rate of 9.5 percent of CPT’s total costs when it is completed. Following the completion of the new 600-bed expansion, the initial blended-lease rate on the entire 2,518-bed facility is expected to be approximately 10.50 percent with annual lease escalators at CPI, not to exceed 4 percent annually.

The lease maturity date on the existing 1,500-bed facility between GEO and the Company has been amended. GEO had approximately four years remaining on its original 10-year lease with the Company. The amended lease provides a maturity date of 10 years on the entire 2,518-bed facility and will commence when the new 600-bed expansion is completed.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORRECTIONAL PROPERTIES TRUST
June 3, 2005	By:	/s/ David J. Obernesser
David J. Obernesser
Senior Vice President and Chief Financial Officer

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